Exhibit 99.1

Contacts:
International Stem Cell Corporation
Kenneth C. Aldrich, Chairman
kaldrich@intlstemcell.com
or
Jeff Krstich, CEO
jkrstich@intlstemcell.com
760-940-6383

Media Relations:
The Orbach Company, Inc.
Nevena Orbach
818-904-0500
nevena@orbachco.com

INTERNATIONAL STEM CELL CORPORATION TO PROVIDE
CORNEAL EPITHELIAL CELLS DIFFERENTIATED FROM ITS
PARTHENOGENETIC STEM CELLS FOR USE IN PHOTOREFRACTIVE
KERATECTOMY (PRK) FDA CLINICAL TRIALS

Oceanside, California –January 14, 2008--  International Stem Cell (OTCBB:ISCO), www.internationalstemcell.com, announced today that it will be providing corneal epithelial cells, derived from its Parthenogenetic stem cells and human keratinocytes (a type of skin cell), for use in Federal Drug Administration (FDA) clinical trials aimed at creating a tissue transplant technology to improve photorefractive keratectomy (PRK).

ISCO entered into a research agreement with Dr. Paul H. Chen, M.D. who has developed the cell transfer technology. He has a separate collaboration with the University of Michigan and is expanding his research team to include the University of California San Diego Shiley Eye Center, and Burnham Research Institute, both located in La Jolla, CA, and The State University New York (SUNY) Albany. Dr. Chen is on staff at Scripps Memorial, La Jolla and Scripps Encinitas Hospitals.

Today’s announcement is part of ISCO’s efforts to increase the clinical utility of its discoveries in culturing corneal-like tissues from its Parthenogenetic stem cells and to provide human stem cells for the study and cure of disease.  Parthenogenetic cells come from unfertilized human eggs and can be immune-matched to millions of people therefore reducing ethical and immune rejection issues.  “Our goal, in addition to conducting our own clinical trials in our targeted areas of ocular, liver and pancreatic diseases, is to do collaborations with other prominent researchers and provide our Parthenogenetic stem cells for their human trials,” said Jeff Krstich, CEO, International Stem Cell Corporation.

“It is exciting to have our cells involved in studies that could lead to a safer and more effective treatment that hopefully will provide improved visual recovery, less pain, and an improved refractive correction outcome,” noted Krstich. “If successful, such technology might also provide broader applications for the treatment of a variety of conditions, including non-healing epithelial defects, such as diabetic epithelial defects, neuropathic epithelial defects, and alkali burn epithelial defects.”

PRK was the first clinical laser procedure to be developed for refractive vision correction, but lost favor to LASIK because the PRK procedure calls for laser ablation of the surface of the cornea which is relatively more painful and requires a longer healing time. PRK’s advantages, however, include better vision improvement and fewer side effects associated with complications of the surgical “flap” that is created in the LASIK process.  The PRK procedure does not require the creation of a flap and is associated with less risk of corneal ectasia, dry eyes, flap striae and epithelial ingrowth.

ABOUT INTERNATIONAL STEM CELL CORPORATION:

International Stem Cell is a biotechnology company currently focused on developing therapeutic and research products. In the area of therapeutic product development, ISCO's objective is to create an unlimited source of human cells for use in the treatment of several diseases, including diabetes, liver disease and retinal and corneal disease through cell transplant therapy. In furtherance of this objective, ISCO has developed pluripotent human stem cells from unfertilized human eggs, and techniques to cause those stem cells to be "differentiated" into the specific cell types required for transplant. It has developed manufacturing protocols to produce the cells minimizing contamination with animal by-products, a characteristic likely to be important in meeting U.S. Food and Drug Administration requirements. ISCO also provides the specialized cells and growth media needed for therapeutic cell transplantation research to academic and commercial researchers in related fields. For more information, visit the ISCO website at: www.internationalstemcell.com.

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About Dr. Paul H. Chen, M.D.

Dr. Paul H. Chen is a Board Certified ophthalmologist who provides comprehensive eye care with an interest in cataracts, glaucoma, eyelid enhancements, and laser vision correction.

Dr. Chen graduated summa cum laude in Molecular Biology from Princeton University and received his MD degree from Harvard Medical School.  He completed his specialty training in Ophthalmology at the UCSF Medical Center in San Francisco.

His laboratory investigations have resulted in several scientific publications.  Furthermore, he is the inventor of two U.S. patents used for the rapid diagnosis of infections.  Dr. Chen has been involved in FDA clinical research on new eye drop treatments for corneal erosions, and he performed the first AlphaCor artificial corneal implants in San Diego County.

Forward-Looking Statements
Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.